Exhibit 5.1

[LETTERHEAD OF MORRISON & FOERSTER LLP]

October 19, 2016

Board of Directors

MedEquities Realty Trust, Inc.

3100 West End Avenue, Suite 1000

Nashville, TN 37203

Re: Registration Statement on Form S-11

Ladies and Gentlemen:

We are acting as counsel to MedEquities Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with its registration statement on Form S-11 (File No. 333-206519), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the potential resale from time to time, pursuant to Rule 415 under the Securities Act, of up to 9,614,228 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share, by the selling stockholders identified in the Registration Statement, any pre-effective amendment to the Registration Statement and any prospectus supplements to the final prospectus included as part of the Registration Statement.

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in relation to the registration of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We also have assumed that the Shares were not issued and have not been transferred in violation of the ownership limit and transfer restrictions contained in the Company’s Articles of Amendment and Restatement. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP